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                                                                       EXHIBIT 5



                       [Letterhead of Stanley S. Stroup]


September 20, 1996



Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-1000

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of up to 17,500,000 shares of the common stock, par value of $1-2/3 per share (the "Shares"), of Norwest Corporation (the "Corporation"), which may be issued pursuant to the Corporation's Long-Term Incentive Compensation Plan (the "Plan"), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1. The Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

2. When issued in accordance with the terms of the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/ Stanley S. Stroup